Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”) is entered into by and among Don Daseke, on behalf of himself, his spouse, heirs, and assigns (the “Executive”), on the one hand, and Daseke, Inc. (the “Company”), on the other hand, and is effective as of the Effective Date (as defined herein).  The Company and Executive shall each be referred to in this Agreement as a “Party,” and collectively as the “Parties.”

WHEREAS, Executive has been employed by the Company as Chief Executive Officer pursuant to that certain Employment Agreement dated as of February 27, 2017, as amended (the “Employment Agreement”), and in such role received the Company’s proprietary and confidential information;

WHEREAS, Executive received certain equity awards in the Company pursuant to that certain Daseke, Inc. 2017 Omnibus Incentive Plan (the “Outstanding Equity Awards”);

WHEREAS, Executive agreed to be bound by certain restrictive covenants in the Employment Agreement, which restrictive covenants remain enforceable as provided herein; and

WHEREAS, Executive and the Company wish to resolve all matters related to Executive’s employment with the Company and the cessation thereof, on the terms and conditions expressed in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties, intending to be legally bound, agree as follows:

1.                                      Separation.

a.                                      Separation Date; Chairman Emeritus; Office Space.  Executive and the Company agree that, effective as of August 14, 2019 (the “Separation Date”), Executive’s employment with the Company terminated and Executive voluntarily resigned and retired from Executive’s position as Chief Executive Officer of the Company and, except as set forth below, from any and all other positions, roles, offices, or titles held by Executive with, at the direction of, or for the benefit of the Company and all subsidiaries of the Company.  After the Separation Date, Executive shall remain an outside director on the Board of Directors of the Company (the “Board”), shall receive compensation commensurate with other outside directors, and shall have the title “Chairman Emeritus” of the Board (it being understood and agreed that such title is a non-executive and non-officer designation with no power or authority to bind the Company in any way). The Company shall provide Executive and Barbara Daseke with personal office space in their current office locations (or, if the Company’s lease of such space is terminated or subleased, with comparable offices in reasonably close proximity to their current office locations), continued use of their parking spaces, and secretarial assistance not to exceed fifteen (15) hours per week (from one secretary) from the Separation Date to December 31, 2020.

2.                                      Payments and Benefits.

a.                                      Accrued Rights.

(i)                                     Salary and Accrued Benefits.  Executive shall be entitled to payment of Executive’s regular base salary earned through the Separation Date and, subject to the terms and conditions of any benefit plans in which he may participate at the time of such termination, any post-employment benefits available pursuant to the terms of those plans.  The amounts paid in accordance with this Section 2(a) are gross amounts, subject to lawful deductions, and will be paid in accordance with applicable law, and made payable in the ordinary course in accordance with the Company’s regular payroll procedure.

(ii)                                  Health Benefits.  In accordance with the Company’s existing policies or at the Company’s discretion, Executive will receive (or retain the benefit of) payment of the employer’s portion of Executive’s monthly group health plan premiums through the Separation Date.  Executive’s paid group health insurance benefits will continue through the Separation Date.  Following the Separation Date, Executive is entitled at Executive’s option to continue the Company’s group health coverage for himself in accordance with the terms of the health insurance plan and the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”).  Following the Separation Date, and subject to Executive’s timely election of continuation coverage under the Company’s group medical plan in accordance with COBRA, the Company shall provide Executive with the Monthly Reimbursement Amount (as defined under Section 6(e) of the Employment Agreement) with respect to COBRA continuation coverage elected only under the Company’s group medical plan in accordance with the timing set forth in Section 6(e) of the Employment Agreement and subject to the terms and conditions contained therein.  Executive will receive additional information under separate cover regarding Executive’s rights to continue coverage under the Company’s group health plan pursuant to COBRA.  For the avoidance of doubt, Executive acknowledges and agrees that Executive has no rights to receive any payment or reimbursement with respect to any continued coverage under the Company’s group dental and vision insurance plans and if Executive elects COBRA continuation coverage with respect to either benefit, Executive shall be responsible for the full COBRA payment.

(iii)                               No Other Compensation Due and Representations as to Taxation.  Except as set forth herein, Executive agrees that Executive is entitled to no other compensation or benefits from the Company, and that Executive shall not be entitled to receive any other payment, benefit, or other form of compensation as a result of Executive’s employment or the cessation thereof, including, but not limited to, sick time, personal time, vacation, bonus, expenses, equity interests, or severance or payments in lieu of notice pursuant to the Employment Agreement.  The Company makes no representations regarding the taxability or legal effect of the payments or benefits described herein, and Executive is not relying on any statement or representation of the Company in this regard.  Executive will be solely responsible for the payment of any taxes assessed on the payments or benefits provided hereunder.

b.                                      Special Separation Compensation.  In consideration of Executive’s undertakings set forth in this Agreement, and conditioned upon Executive’s execution and delivery (without revocation) of this Agreement, and compliance with all terms of this Agreement and Sections 8-10 of the Employment Agreement:

(i)             the Company will continue to pay Executive his base salary as in effect immediately prior to the Separation Date from the Separation Date through February 27, 2020 (the “Transition Date”) in accordance with the Company’s normal payroll procedures;

(ii)          the Company will pay Executive an amount equal to the target value of Executive’s annual bonus for the year in which the Separation Date occurs as soon as practicable following the Transition Date, but in no event later than March 15, 2020;

(iii)       provided that Executive takes all actions required by the Company’s group life insurance plan and the insurer of the benefits provided thereunder pursuant to the portability provisions thereof to continue Executive’s life insurance policy (in the same amount and on the same terms as made availability to Executive immediately prior to the Separation Date under the Company’s group life insurance plan) (such benefit, the “Ported Life Insurance”), the Company shall promptly reimburse Executive, on a monthly basis, for his actual cost paid to maintain the Ported Life Insurance for the period beginning on the Separation Date and ending on the Transition Date subject to Executive continuing to maintain such policy during such period;

(iv)      the Company shall provide Executive with a severance payment in an amount equal to the sum of (A) one and one half (1.5) times Executive’s base salary as in effect immediately prior to the Separation Date and (B) one and one half (1.5) times the target value of Executive’s annual bonus for the year immediately preceding the year in which the Separation Date occurs (the “Additional Payment”).  Payment of the Additional Payment shall be divided into substantially equal installments and paid in accordance with the Company’s normal payroll procedures over an 18-month period following the Transition Date and to the extent that the aggregate amount of the installments of the Additional Payment that would otherwise be paid pursuant to the preceding provisions of this Section 2(b)(iv) after March 15, 2021 exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Employee in a lump sum on March 15, 2021 and the installments of the Additional Payment payable after March 15, 2021 shall be reduced by such excess (beginning with the installment first payable after March 15, 2021 and continuing with the next succeeding installment until the aggregate reduction equals such excess);

(v)         provided that Executive does not become eligible to receive coverage under a group medical plan sponsored by another employer on or prior to February 14, 2021 (the “COBRA End Date”) and Executive continues COBRA continuation coverage under the Company’s group medical plan through the COBRA End Date, then in addition to the Monthly Reimbursement Amount described above, the Company shall promptly reimburse Executive, on a monthly basis, for the difference between (A) his actual cost paid to purchase personal medical insurance coverage (including Medicare supplemental coverage and excluding any dental or vision coverage) that is reasonably comparable to the coverage provided by the Company’s group medical plan (as reasonably determined by the Company) for himself from the COBRA End Date through August 14, 2021, less (B) the monthly employee contribution amount that active executives of the Company pay for similar coverage under the Company’s group medical plan; and

(vi)      within sixty (60) days following the Separation Date, the Company will pay Executive a lump sum cash payment of $1,500, which is intended to compensate him for the loss of eligibility under the Company’s group dental and vision insurance plan from the Separation Date through February 27, 2020.

The amounts to be paid pursuant to this Section 2(b) are collectively referred to herein as the “Special Separation Compensation” and are gross amounts that will be paid less all applicable withholdings and deductions.

c.                                       Equity.  The Company and Executive acknowledge and agrees that his unvested Outstanding Equity Awards shall continue to vest and become and remain exercisable through February 27, 2020 as though Executive’s employment continued through such date.  On February 28, 2020, Executive shall immediately become vested in any then unvested Outstanding Equity Awards that would have become vested on or prior to December 31, 2020.  Executive’s outstanding stock options shall remain exercisable, without regard to Executive’s termination of employment, until the latest expiration date provided therein. Executive acknowledges and agrees that Executive otherwise has no further rights, payments, or benefits owed to him under those agreements.

d.                                      No Other Benefits or Payments Due. By executing this Agreement, Executive acknowledges and agrees that the payments and benefits provided in this Agreement reflect all of the payments and benefits to which Executive would have been entitled under the Employment Agreement should Executive have been terminated “without Cause” as provided by Section 6(b) thereof.  Executive further acknowledges and agrees that the Company has satisfied all obligations owed to Executive pursuant to Executive’s Employment with the Company and Executive’s participation in its benefit plans, and, except as set forth herein, that no additional sums are currently owed by the Company or any of the other Releasees for any reason.  Executive also acknowledges and agrees that Executive is solely responsible for any and all state, federal, and local taxes owed in connection with the Special Separation Compensation, and that neither the Company nor the Releasees have any liability for such tax obligations.

e.                                       No Representations as to Taxation.  The Company makes no representations regarding the taxability or legal effect of the payments or benefits described herein, and Executive is not relying on any statement or representation of the Company in this regard.  Executive will be solely responsible for the payment of any taxes assessed on the payments or benefits provided hereunder.

3.                                                        Releases.

a.                                      In consideration of the payments and benefits (less all applicable withholdings) set forth in this Agreement, Executive, on behalf of himself and his agents, spouse, heirs, executors, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company, its parents, subsidiaries or Affiliates, together with all of the foregoing entities’ respective current and former principals, officers, directors, partners, shareholders, agents, representatives, attorneys, insurers, members, managers, and employees, and each of the above listed Person’s heirs, executors, successors and assigns whether or not acting in his or her representative, individual or any other capacity (collectively, the “Releasees”), to the fullest extent permitted by law, from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, costs, expenses, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees, including but not limited to, those related to or arising from Executive’s employment with the Company, the cessation thereof, the Employment Agreement, or any other matter, cause or thing whatsoever relating thereto arising from the beginning of time to the date hereof (the “General Release”).  The General Release shall apply to any Claim of any type, including, without limitation, any Claims with respect to Executive’s entitlement to any wages, bonuses, benefits, payments, or other forms of compensation; any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, or emotional distress; any Claims of any type that Executive may have arising under the common law; any Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act, the Texas Human Rights Act, the Fair Labor Standards Act, the federal Workers’ Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, each as amended; and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment relationship, or the termination of employment, with the Company or any Releasee and to any Claims for fraud or fraud in the inducement or fraudulent misrepresentation in relation to any such matters.

b.                                      Except as provided in Section 2 of this Agreement, Executive acknowledges and agrees that the Company and its Affiliates have fully satisfied any and all obligations owed to him, and no further sums are owed to him by the Company or by any of the other Releasees at any time.  Executive represents and warrants that Executive has not filed, and Executive will not file, any lawsuit or institute any proceeding, charge, complaint or action asserting any claim released by this Agreement before any federal, state, or local administrative agency or court against any Releasee, concerning any event occurring prior to the signing of this Agreement.  Notwithstanding the foregoing, nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (collectively, “Government Agencies”) or limits Executive’s ability to provide information to or communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Executive, on his behalf, or by any other individual.  However, to the maximum extent permitted by law, Executive agrees that if such a charge or complaint is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.  This Agreement does not limit or prohibit Executive’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law.  Furthermore, if Executive makes a confidential disclosure of any trade secret or confidential information of the Company to a government official or an attorney for the sole purpose of reporting or investigating a suspected violation of law, or in a court filing under seal, Executive will not be held liable under this Agreement or under any federal or state trade secret law for such a disclosure.  Executive also hereby agrees that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by any of the Releasees.

c.                                       Nothing in this Section 3 shall be deemed to release (i) Executive’s right to enforce the terms of this Agreement, (ii) any rights to indemnification or coverage under the Company’s or its Affiliates directors’ and officers’ liability insurance, (iii) Executive’s rights under that certain Agreement and Plan of Merger, dated as of  December 22, 2016, by and among the Company, Hennessy Capital Acquisition Corp. II, HCAC Merger Sub, Inc. and Executive, solely in his capacity as stockholder representative, including any rights to any Earnout Merger Consideration (as defined therein) thereunder, or (iv) any Claim that cannot be waived under applicable law, including any rights to workers’ compensation or unemployment insurance.

d.                                      Executive hereby represents and warrants to the Releasees that Executive is the sole owner of any Claims that Executive may now have or in the past had against any of the Releasees and that Executive has not assigned, transferred, or purported to assign or transfer any such Claim to any Person or entity.  Executive represents that Executive has suffered no work-related injuries while providing services for the Company and represents Executive does not intend to file any claim for compensation for work-related injury.  Executive further represents that Executive has not filed any lawsuits or claims against any of the Releasees, or filed any charges or complaints with any agency against any of the Releasees.  Executive represents that he has not reported any alleged improper conduct or activity to the Company or any of its Affiliates; that he has no knowledge of any such conduct or activity; and that he has not been retaliated against for reporting any allegations of wrongdoing by the Company or any of its Affiliates.

e.                                       Executive acknowledges that this Section 3 contains a waiver of any rights and claims under the ADEA and the Older Workers Benefit Protection Act.  Executive acknowledges and represents that he has been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in this Section 3, or has knowingly and voluntarily waived the right to do so, with the execution of this Agreement constituting a voluntary waiver. Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it.  Executive acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in a writing, signed by him and received by Soumit Ray, General Counsel, at soumit@daseke.com no later than 5:00 p.m. local time on the seventh (7th) day of the revocation period.  If the last day of the revocation period falls on a Saturday, Sunday or holiday, the last day of the revocation period will be deemed to be the next business day.  If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his execution of this Agreement (the “Effective Date”).

f.                                        The Company, on behalf of itself and its subsidiaries, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges Executive, his agents, spouse, heirs, executors, successors and assigns from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, costs, expenses, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, suspected or unsuspected, both in law and equity, based on facts known by the Board as of the Separation Date, related to or arising from Executive’s employment with the Company, the cessation thereof, and the Employment Agreement.

4.                                      Covenants.  In consideration of the payments and benefits (less all applicable withholdings) set forth in this Agreement, and in exchange for the provision of confidential information of the Company, Executive agrees to be bound by the following covenants:

a.                                      Prior Covenants. Executive acknowledges and affirms the restrictive covenants contained in Sections 8-10 of the Employment Agreement and agrees that such covenants remain in full force and effect, and are reasonable, enforceable, and necessary to protect the legitimate business interests of the Company.

b.                                      Notice under Defend Trade Secrets Act.  In accordance with the Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, nothing in this Agreement shall limit Executive’s ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information.

c.                                       Return of Property. Executive represents and warrants that he has returned to the Company all property of the Company in whatever form, including (i) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized and electronic information, that refers, relates or otherwise pertains to the Company or any Affiliate of the Company (or business dealings thereof) that are in Executive’s possession, subject to Executive’s control or held by Executive for others; and (ii) all property or equipment that Executive has been issued by the Company or any Affiliate of the Company during the course of his employment or property or equipment thereof that Executive otherwise possesses, including any vehicles, computers, cellular phones, pagers and other devices.  Executive acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company or any Affiliate of the Company. Executive further agrees that Executive will immediately forward to the Company (and thereafter destroy any copies thereof) any property or business information relating to the Company or any Affiliate of the Company that has been or is inadvertently directed to Executive following Executive’s last day of employment, or that Executive discovers is within his possession.  Notwithstanding the foregoing, Executive shall be entitled to retain (i) all furniture and fixtures currently located in his and Barbara Daseke’s Company offices; (ii) all records necessary for preparation of his personal income tax returns and relating to his benefit plan participation; and (iii) all Company records provided to Executive in his capacity as a member of the Board.

d.                                      No representative capacity.  Executive acknowledges and agrees that he will not hold himself out in dealings with any third-party as an agent or representative of the Company or any of its members, managers, or other Affiliates.

e.                                       Cooperation.  Executive agrees to cooperate in good faith with the Company to assist it with any information or matter which is within Executive’s knowledge as a result of Executive’s employment with the Company, including but not limited to being reasonably available for interview by the Company’s attorneys, auditors, or accountants, or providing truthful testimony without the necessity of a subpoena or compensation in any pending or future legal matter in which the Company is a party.  The Company shall provide Executive with prompt reimbursement for any reasonable expenses incurred in providing such cooperation.

f.                                        Non-Disparagement.  Executive agrees that he will not, and will cause his Affiliates not to, disparage the Company, any Affiliate of the Company, or any director, officer, member, manager, or employee of the foregoing, in any way that would be reasonably expected to materially and adversely affect the goodwill, reputation or business relationships of the Company or its Affiliates with the public generally, or with any of its customers, vendors or employees.  The Company represents that it has instructed the Company’s directors and officers not to disparage Executive in any way that materially and adversely affects his reputation or business relationships.  The foregoing shall not prohibit either Party from making any truthful statements in connection with securities filings or as otherwise required by law or legal process.

g.                                       Insurance.  The Company shall maintain in effect directors and officers liability insurance, at no less than current coverage levels, covering Executive’s actions and inactions prior to the Separation Date in his role as Chief Executive Officer and any other positions Executive may have held prior to the Separation Date as an officer of any of the Company’s subsidiaries for a period of at least six years following the Separation Date.

h.                                      Enforcement.  Notwithstanding Section 8, either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of this Section 4; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under Section 8.

5.                                      Director Position; Voting Securities. The Board agrees to include Executive in its slate of nominees for the election of directors at the Company’s 2019 annual meeting of stockholders (and any adjournments or postponements thereof) and recommend election of Executive at such meeting.  So long as Executive (together with his Affiliates) beneficially own  (as such term is used in Rule 13d-3 and Rule 13d-5 of the Securities Exchange Act of 1934 (the “Exchange Act”)) at least five percent (5%) of the issued and outstanding equity securities of the Company, with respect to each meeting of the Company’s stockholders (and any adjournments or postponements thereof) and any actions by written consent taken or proposed to be taken by the stockholders of the Company, the Executive shall and shall cause each of his Affiliates to: (A) in the case of any such meeting, cause to be present, in Person or by proxy, for quorum purposes all of the Company securities beneficially owned by Executive and his Affiliates or which Executive and his Affiliates are otherwise entitled to vote at such meeting of stockholders and (B) vote or cause to be voted (or in the case of any proposed action by written consent, provide a written consent for) all such Company securities (i) in favor of each of Executive, Mark Sinclair and Daniel J. Hennessy for election as a director of the Company at the Company’s 2019 annual meeting of stockholders and (ii) in favor of each director who is currently serving on the Board as of the date hereof and is nominated and recommended by the Board for election as a director of the Company at the Company’s 2020 annual meeting of stockholders.

6.                                      Consultation with Attorney: Voluntary Agreement.  The Company advises Executive to consult with an attorney of his choosing prior to signing this Agreement.  Executive understands and agrees that he has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 3, with an attorney.  Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 3. Executive acknowledges and agrees that the payments set forth this Agreement are sufficient consideration to require him to abide with his obligations under this Agreement, including but not limited to the General Release in Section 3.  Executive represents that he has read this Agreement, including the General Release in Section 3 and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.  Executive acknowledges that he (i) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (ii) has made his own investigation of the facts and is relying solely upon his own knowledge; and (iii) knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown.

7.                                      Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule that would require application of a different jurisdiction’s law.

8.                                      Dispute Resolution.  Notwithstanding the sole exception to this Section 8 as provided in Section 4(h), any and all disputes relating to or arising from this Agreement (including but not limited to the arbitrability thereof), Executive’s employment with the Company, the Employment Agreement, the Daseke, Inc. 2017 Omnibus Incentive Plan, and the Outstanding Equity Awards, shall be settled by binding confidential arbitration in accordance with the American Arbitration Association (“AAA”) Commercial Arbitration Rules or any successor provision thereto, as follows: Any party aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute fourteen (14) days after the giving of such notice may be submitted to AAA arbitration conducted before a single neutral arbitrator in Dallas County, Texas, admitted to practice law in Texas for a minimum of fifteen (15) years and who is a former judge.  The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by AAA.  The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.  The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.  The parties agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or proceedings seeking equitable relief as permitted by Section 4(h) of this Agreement.  In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the Parties hereby waive any and all right to a trial by jury in or with respect to such litigation.  Each party will bear its own expenses and the fees of its own attorneys.  The arbitration shall be conducted on a confidential basis, and Executive shall not disclose the existence of any dispute hereunder or the nature of any claim, or any documents, testimony, evidence or information exchanged or presented in connection with the arbitration proceeding, or any rulings or decisions or results of the arbitrator, to any Person, except his advisors and legal representatives, or as may be required by law or to enforce in court an arbitrator’s award.  Executive acknowledges that arbitration pursuant to this Agreement includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the ADEA, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Executive Retirement Income Security Act, the Family and Medical Leave Act, the Americans with Disabilities Act and all similar federal, state and local laws, and Executive hereby waives all rights thereunder to have a judicial tribunal and/or a jury determine such claims.

9.                                      Public Announcement.  Executive shall have the opportunity to review and provide input on announcements to employees and investors related to Executive’s separation, which input shall be reasonably accepted by Company.

10.                               Entire Agreement. This Agreement, together with Sections 8-10 of the Employment Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements between the Parties with respect to such matters, unless specifically provided otherwise herein. Executive agrees that he is not relying on any representations outside this Agreement.  The Parties agree that the Employment Agreement (other than Sections 8-10 thereof) is superseded by this Agreement and of no further force or effect.

11.                               Amendment.  This Agreement may be modified or amended only by a written instrument signed by Executive and an officer of the Company.

12.                               Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party.  The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.                               Successors and Assigns.  This Agreement shall inure to the benefit of the Company and each of its successors and assigns.  Executive shall not assign this Agreement or any part hereof other than by will or the laws of intestacy. Any other purported assignment by Executive shall be null and void from the initial date of the purported assignment.

14.                               Drafting. This Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.

15.                               Headings. Descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

16.                               Certain Definitions.

a.  “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person, where “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, the parties hereby acknowledge and agree that Barbara Daseke, The Walden Group, Inc. and Walden Management Co. Pension shall each be deemed to be an Affiliate of the Executive.

b.  “beneficially own”, “beneficially owned” and “beneficially ownership” shall have the same meanings as set forth in Rule 13d-3 and Rule 13d-5 of the Exchange Act.

c.   “Person” means any individual, corporation, limited partnership, general partnership, limited liability partnership, limited liability company, joint stock company, joint venture, corporation, unincorporated organization, association, company, trust, group or other entity or any governmental or political subdivision or any agency, department or instrumentality thereof.

17.                               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which, taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile or other electronic means of transmitting signature, and such signatures shall be considered an original for purposes of enforcement of the Agreement.

18.                               Legal Fees. The Company shall promptly, and in all events within 30 days following the date Executive submits invoices therefor, pay directly or reimburse Executive for all reasonable fees of Gibson, Dunn & Crutcher LLP incurred in connection with his termination of employment and the negotiation of this Agreement, provided that such fees shall not exceed $35,000 in the aggregate.

19.                               Compliance with Section 409A.  Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the maximum extent possible as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4) and otherwise comply with Section 409A. Each payment under this Agreement is intended to be a “separate payment” and not a series of payments for purposes of Section 409A.  Any payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with Treas. Reg. § 1.409A-

3(i)(1)(iv).  The Parties acknowledge and agree that Executive’s termination of employment on the Separation Date constitutes a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h). The Company and Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A.  If any provision of this Agreement does not satisfy the requirements of Section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. All references in this Agreement to Section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the dates written below.

Dated:	8/23/19	/s/ Don Daseke
Don Daseke

Dated:	8/26/19	Daseke, Inc.

		By:	/s/ Chris Easter

		Name:	Chris Easter

		Title:	Interim CEO